FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2010 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

ANNOUNCES $15 MILLION IN NEW CONTRACTS

Overview
•	Q4 2010 revenue rose to $12.3 million
•	Q4 2010 net loss of $2.5 million, or $0.13 per share on both a basic and diluted basis
•	At December 31, 2010:
o	Cash and equivalents totaled $26.6 million, or $1.40 per basic and diluted share
o	Working capital was $30.0 million
o	Backlog was $55.9 million
•	$9.5 million of new contracts awarded YTD 2011

Sykesville, MD – March 14, 2011 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, today announced financial results for the fourth quarter and full year ended December 31, 2010.  GSE also announced $15 million in new contract awards.

Jim Eberle, Chief Executive Officer of GSE, commented, “Our results for the fourth quarter were impacted by a number of factors, including: a $1.2 million loss related to an ongoing simulation project with a large customer; the impact of lower margin revenues associated with our simulation project in Slovakia; and a $1.7 million increase in selling, general and administrative expenses.  While disappointing, our results should not mask the significant progress that GSE made in 2010, including: $47.4 million in new contract awards; acquiring TAS Holdings, Ltd. which expanded our non-nuclear energy services business, customer portfolio and global reach; and entering into a joint venture agreement with Beijing UNIS Investment Co., Ltd.  In January 2011, we acquired EnVision Systems, Inc., which provides tutorials and simulation models that serve the rapidly growing entry-level training market for the oil & gas refining and specialty chemicals industries. We remain committed to growing our business both organically and through acquisitions.  This strategy is supported by a solid financial position at December 31, 2010 highlighted by cash and cash equivalents of $26.6 million, or $1.40 per basic and diluted share, working capital of $30.0 million, no long-term debt, and cash flow from operating activities of $2.4 million, a $2.1 million improvement from the year ended December 31, 2009.”

Mr. Eberle continued, “We are also pleased with the pace of our business development efforts.  Of the $15 million in new contracts won over the past several months, approximately $5.5 million of this total was awarded in Q4 2010, with the balance of $9.5 million awarded in Q1 2011.”

Q4 2010 Results

Q4 2010 revenue rose 11.4% to $12.3 million from $11.1 million in Q4 2009, mainly due to higher revenue generated from the $23.8 million contract to build new simulators for a two-unit reactor plant in Slovakia, and revenue generated by TAS Holdings Ltd. which was acquired by the Company in April 2010.

Gross profit in Q4 2010 declined to $1.9 million, or 15.7% of revenue, from $2.7 million, or 24.6% of revenue, in Q4 2009.  The Company has a $4.7 million contract to provide a full scope AGR replacement simulator with a British utility.  In 2010, disagreements arose with the customer over the extent and composition of the simulator documentation, testing procedures, the scope of certain plant systems being included in the simulator and the project schedule.  These issues were resolved with the customer in early 2011; however, the resolution has significantly increased the Company’s costs to complete the contract.  Although the Company is currently in negotiations with the customer for additional funding, the Company revised its estimates to complete the project in the fourth quarter 2010 and recorded a $1.2 million loss.

Also contributing to the decline in gross margin was the fact that 18.9% of total Q4 2010 revenue was comprised of lower margin revenue from the Slovak reactor project as compared to 15.6% of total revenue in Q4 2009.  Revenue associated with this project carries a margin which is substantially lower than the Company’s normal margin on similar projects because of the impact associated with the $16.4 million hardware portion of the contract.

The operating loss for Q4 2010 increased to $2.1 million from $1.1 million in Q4 2009, reflecting the above-referenced issues and higher selling, general & administrative expenses (“SG&A”).  Higher Q4 2010 SG&A was due primarily to the addition of TAS’s SG&A ($495,000), $437,000 of expenses related to the Company’s acquisition efforts, bad debt expense of $249,000, and an increase in business development costs due to additional personnel ($112,000).

In Q4 2010, GSE incurred a loss of $0.3 million on the change in fair value of its derivative instruments and the mark-to-market adjustment of the related contract receivables, compared to a gain of $0.03 million in Q4 2009.  The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables.

The net loss for Q4 2010 was $2.5 million, or $0.13 per diluted share, compared to a net loss of $2.2 milion, or $0.11 per diluted share, in Q4 2009.  In Q4 2009, the Company had determined that its investment in the Emirates Simulation Academy LLC in the United Arab Emirates (GSE is a 10% owner) had been impaired, and the Company recognized a $2.4 million charge.

Backlog at December 31, 2010 was $55.9 million compared to $59.1 million at September 30, 2010 and $53.9 million at December 31, 2009.  The Company believes that approximately $38 million of backlog at December 31, 2010 will convert to revenue in 2011.  As noted above, GSE was awarded $9.5 million in new contracts during Q1 2011.

New Contract Awards

GSE also announced that it has been awarded contracts in the United States, Asia and Europe for new nuclear power plant simulators and upgrades to existing nuclear and non-nuclear simulators with an aggregate value of more than $15 million.  Approximately $5.5 million of this total was awarded in Q4 2010, with the balance of $9.5 million awarded in Q1 2011.

Primary among these awards are new full scope simulators for plants in China and Japan.  In China, GSE was selected to build a duplicate simulator for the Westinghouse AP1000 plant being produced at the Haiyang facility.  After re-evaluating the needs for trained instructors and operators for the new plants being constructed at Haiyang, the Utility determined a second full scope simulator was needed to meet the throughput demands.

In addition, GSE was awarded four additional contracts for its VPanel simulator solution to customers in the USA.  The VPanel is a cost effective way for customers to gain more throughput on their full scope simulator. GSE’s VPanel plant-specific simulator provides students with a realistic, interactive and integrated education experience, allowing utilities to optimize the use of the full scope simulator and off-load certain training tasks to VPanel.

Other contracts included upgrades to existing simulators and services in the US and Europe, including the implementation of GSE’s industry leading RELAP5-HD solution for reactor modeling.

For non-nuclear simulation activities, GSE has been awarded contracts for expanding simulation models at various nuclear waste remediation facilities in the USA, new contracts for the recently acquired GSE-EnVision process simulation products, and a contract to develop a training program for a fossil simulation customer in Saudi Arabia.

CONFERENCE CALL

Management will host a conference call today, March 14, 2011, at 4:30 pm Eastern Time / 1:30 pm Pacific Time to discuss these results.  Interested parties may participate in the call by dialing:

•	(877) 407-4019 (Domestic) or
•	(201) 689-8337 (International)

The conference call will also be accessible via the following link:

•	http://www.investorcalendar.com/IC/CEPage.asp?ID=163441

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation.  The Company has over three decades of experience, more than 1,100 installations, and over 160 customers in 48 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Madison, New Jersey; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com
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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Contract revenue	$12,328	$11,065	$47,213	$40,060
Cost of revenue	10,390	8,338	36,081	29,736

Gross profit	1,938	2,727	11,132	10,324

Selling, general and administrative	3,846	2,138	11,683	7,749
ESA related charges	-	1,508	-	1,508
Depreciation and amortization	200	135	681	504
Operating expenses	4,046	3,781	12,364	9,761

Operating income (loss)	(2,108)	(1,054)	(1,232)	563

Interest income (expense), net	(29)	6	19	56
ESA related charges	-	(865)	-	(865)
Gain (loss) on derivative instruments	(282)	33	(913)	763
Other income (expense), net	18	(79)	83	(397)

Income (loss) before income taxes	(2,401)	(1,959)	(2,043)	120

Provision for income taxes	119	200	206	917

Net loss	$(2,520)	$(2,159)	$(2,249)	$(797)

Basic loss per common share	$(0.13)	$(0.11)	$(0.12)	$(0.05)
Diluted loss per common share	$(0.13)	$(0.11)	$(0.12)	$(0.05)

Weighted average shares outstanding - Basic	19,155,782	18,927,090	18,975,007	16,938,392
Weighted average shares outstanding - Diluted	19,155,782	18,927,090	18,975,007	16,938,392

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	December 31,
	2010	2009

Cash and cash equivalents	$26,577	$25,270
Current assets	45,949	43,640
Total assets	53,614	49,520

Current liabilities	$15,909	$12,171
Long-term liabilities	799	206
Stockholders' equity	36,906	37,143